Exhibit 99.1

RGS Energy Completes $7.0 Million Private Equity Offering

LOUISVILLE, CO – July 9, 2014 – RGS Energy (NASDAQ: RGSE), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, has completed its previously announced private equity offering for gross proceeds of approximately $7.0 million.

After paying placement agent fees and offering expenses, the company plans to use the net proceeds of approximately $6.4 million to support the launch of its residential leasing platform and for general working capital purposes, including debt repayment.

The financing terms included the sale of 2,919,301 shares of Class A common stock at a per share price of $2.40 and warrants to purchase 1,313,686 shares of Class A common stock, exercisable six months from the date of issuance and for a period of five years thereafter at an exercise price of $3.19.

“This additional capital enables us to accelerate the deployment of our in-house residential leasing platform,” said Kam Mofid, CEO of RGS Energy. “Coupled with our strong nationwide footprint, including our recent acquisition in Hawaii, our internal leasing solution will allow us to better serve and grow our customer base.”

Roth Capital Partners served as lead placement agent and Maxim Group LLC as co-placement agent in connection with the transaction.

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 22,500 solar power systems representing over 235 megawatts of 100% clean renewable energy. RGS Energy makes it very convenient for customers to save on their energy bills by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

As one of the nation’s largest and most experienced solar power players, the company has 20 offices across the West and the Northeast. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at https://twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.”

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While RGS Energy believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, failure to successfully launch a residential leasing platform, the possibility of negative impact from weather conditions, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in RGS Energy’s filings with the Securities and Exchange Commission. RGS Energy assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact for RGS Energy:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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